Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2013 Results

PITTSBURGH, PA – April 24, 2013 – Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the first quarter ended March 31, 2013.

First Quarter Results:

Revenues for the first quarter of 2013 totaled $27.0 million, which represented a 10% increase over the corresponding quarter last year and a 2% improvement over fourth quarter 2012 results. Gross profit in the first quarter of 2013 was $4.9 million compared to $4.5 million in the first quarter of 2012. Consolidated net income for the first quarter 2013 totaled $575,000 or $0.17 per diluted share, compared to $352,000 or $0.10 per diluted share, during the same period last year. It is important to note that the 2013 quarter had one less billable day than last year’s corresponding quarter.

Demand for our IT staffing services was solid for much of the quarter. Market conditions in the healthcare staffing business were generally steady and we were able to achieve sequential revenue growth for the eleventh consecutive quarter. Overall gross margins in the first quarter of 2013 were 18.1%, which were slightly below gross margins of 18.2% reported a year earlier.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased with our operational performance and the financial results that we delivered in our historically challenging first quarter. We were able to increase our IT billable consultant-base during the quarter by over 4% and grew revenues in our healthcare segment despite seasonal headwinds in our surgical nursing business. Operationally, we continued to see improvements in our recruitment performance metrics and believe that these favorable trends will translate into elevated levels of client satisfaction.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at March 31, 2013 remains strong, with short-term borrowings, net of cash balances on hand, essentially unchanged from our year-end 2012 position of $2.0 million. Additionally, we had approximately $13.2 million of available borrowing capacity under our existing credit facility with PNC Bank. During the quarter, cash generated from operations was sufficient to fund our continued investment in operating working capital and the other cash needs of our business.

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on April 24, 2013 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 1, 2013.

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	630	$659
Accounts receivable, net	15,693	13,791
Prepaid and other current assets	580	788
Deferred income taxes	197	153

Total current assets	17,100	15,391

Equipment, enterprise software and leasehold improvements, net	232	249

Goodwill and intangible assets, net	426	429

Deferred financing costs, net	39	46

Non-current deposits	216	214

Deferred income taxes	124	91

Total assets	$18,137	$16,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$2,666	$2,610
Accounts payable	2,444	1,984
Accrued payroll and related costs	5,019	4,424
Deferred revenue and other liabilities	439	515

Total current liabilities	10,568	9,533

Total liabilities	10,568	9,533

Shareholders’ equity:
Common stock, par value $0.01 per share	39	39
Additional paid-in capital	11,134	11,036
Retained earnings	(506)	(1,081)
Accumulated other comprehensive income	17	8
Treasury stock, at cost	(3,115)	(3,115)

Total shareholders’ equity	7,569	6,887

Total liabilities and shareholders’ equity	$18,137	$16,420

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2013	2012

Revenues	$27,005	$24,454

Cost of revenues	22,122	19,994

Gross profit	4,883	4,460

Selling, general and administrative expenses	3,946	3,864

Income from operations	937	596

Other income/(expense), net	(13)	(23)

Income before income taxes	924	573

Income tax expense	349	221

Net income	$575	$352

Earnings per share:
Basic	$0.17	$0.10

Diluted	$0.17	$0.10

Weighted average common shares outstanding:
Basic	3,342	3,481

Diluted	3,426	3,582